Exhibit 10.2
FORM OF TARGET AWARD NOTIFICATION LETTER (FISCAL 2014)
UNDER FARMER BROS. CO. 2005 INCENTIVE COMPENSATION PLAN

Dear ______________:
The Compensation Committee (“Committee”) has chosen you to be a participant in the Farmer Bros. Co. 2005 Incentive Compensation Plan (the “Plan”) for fiscal 2014. Your target award for fiscal 2014 is equal to ________% of your annual base salary (“Target Bonus Percentage”). If your base salary changes during the year, your target award will be the indicated percentage of twelve (12) times your average monthly base salary for fiscal 2014. Your target award was determined by the Committee based on your expected total compensation, job responsibilities, [and] expected job performance [and the terms of your employment agreement].
In general, your bonus for fiscal 2014 will be determined primarily by measuring the Company’s financial performance and your achievement of individual goals which the Committee has assigned to you. The method for determining your bonus is described below.

Company Financial Performance

In calculating your bonus under the Plan, Company financial performance will be weighted at 90%. Company financial performance will be gauged by the level of achievement of modified net income and modified operating cash flow, in each case as determined from the Company’s audited financial statements. “Modified net income” is defined as net income (GAAP) before taxes and excluding any gains or losses from sales of assets. “Modified operating cash flow” is defined as net income from operations (GAAP) after taking into account adjustments for the following items: (i) depreciation and amortization, (ii) provision for doubtful accounts, (iii) changes in: (a) accounts and notes receivable, (b) inventories, (c) income tax receivables, (d) prepaid expenses, (e) other assets, (f) accounts payable, and (g) accrued payroll, expenses and other current liabilities. Subject to the Committee’s discretion under the Plan, threshold modified net income equal to no less than $XXX million must be achieved in fiscal 2014 to earn any bonus payout under the Plan. Assuming this threshold is reached, then a percentage of achievement ranging from 90% to 200% will be assigned for each of modified net income and modified operating cash flow, respectively, in proportion to the level of modified net income and modified operating cash flow, respectively, achieved. Following that calculation of achievement for each of modified net income and modified operating cash flow, an overall Company financial performance achievement percentage will be calculated by giving modified net income percentage achievement 80% weight and giving modified operating cash flow 20% weight. This resulting figure is the “Company Overall Achievement Percentage.”

Individual Performance

In calculating your bonus under the Plan, individual performance will be weighted at 10%. The Committee has approved the following items for fiscal 2014, as a non-exclusive list of individual goals for the fiscal year: _________________________________ ____________________________________________________________________________________________________________
____________________________________________________________________________________________________________

The foregoing goals are not an exclusive list. The Committee may take the foregoing into account as well as other factors and give each of them weight (or ignore them as factors) as it shall reasonably determine. After the end of the fiscal year, the Committee will evaluate those listed goals as well as other reasonable factors it considers to be germane to your performance for the year and assign a value of up to 10% with respect to your level of overall individual performance. Your individual performance achievement will then be multiplied by the Company Overall Achievement Percentage, and the resulting figure is the “Individual Overall Achievement Percentage.”

Bonus Determination

After the end of the fiscal year and promptly upon availability of the Company’s audited financial statements, the Committee will determine the Company’s level of modified net income and modified operating cash flow and the resulting Company Overall Achievement Percentage, as set forth above.

At such time, the Committee will also determine your percentage of individual performance achievement and resulting Individual Overall Achievement Percentage.

The Company Overall Achievement Percentage and the Individual Overall Achievement Percentage will be added together and multiplied by your Target Bonus Percentage. The product will be further multiplied by your fiscal 2014 annual base salary. The result will be the amount of your preliminary bonus award for fiscal 2014. The preliminary bonus award is subject to adjustment, upward or downward, by the Committee in its discretion. The Committee also has the discretion to alter the Company financial performance measures and individual goals during the fiscal year and to decline to award any bonus should the Committee determine suc

h actions to be warranted by a change in circumstances. Accordingly, no bonus is earned unless and until an award is actually made by the Committee after fiscal year-end.

Example

Assume that your annual base salary for fiscal 2014 is $250,000 and did not change during the year, your target award is 40% of your annual base salary and that Company financial performance is to be weighted at 90% and individual goals are to be weighted at 10%. Assume that the percentage of achievement of the modified net income Company financial performance measure is 150% and the percentage of achievement of the modified operating cash flow Company financial performance measure is 120%, thus the Company Overall Achievement Percentage would be (150% x 80%) + (120% x 20%)= 144%. Assume, further, that the Committee determined the level of achievement for your individual performance to be 8%, which when multiplied by the Company Overall Achievement Percentage of 144% would make your Individual Overall Achievement Percentage become (144% x 8%)=11.5%, and your total achievement percentage would be determined as follows: (90% x 144%) + (11.5%) = 141.1%.

The preliminary bonus is the product of your total achievement percentage multiplied by your Target Bonus Percentage multiplied by your base salary. In the above example, the preliminary bonus amount is $141,100 (141.1% x 40% x $250,000). The Committee has discretion to change your preliminary bonus amount to arrive at your final bonus amount. However, absent extraordinary circumstances, the Committee does not intend to exercise discretion to award bonuses if modified net income is not achieved at a level of at least 90% of the target established by the Committee.

The Committee intends that the bonus structure described above will encourage teamwork among key management personnel as well as individual achievement. The Company and individual goals are not intended to be easily achievable. The Committee can determine to pay awards on a current or deferred basis, or partly on each.

All awards are governed by the Plan provisions which control any inconsistency with this letter. A copy of the Plan is enclosed.

Please let me know if you have any questions. We wish you great success for fiscal 2014!

Very truly yours,

Jeanne Farmer Grossman
Compensation Committee Chair